EXHIBIT 99.4

LETTER TO CLIENTS

OFFER TO EXCHANGE

SERIES A 4% GUARANTEED SENIOR NOTES DUE 2008,

SERIES B 5.25% GUARANTEED SENIOR NOTES DUE 2013, AND

SERIES C 6.375% GUARANTEED SENIOR NOTES DUE 2033

OF

TELECOM ITALIA CAPITAL

UNCONDITIONALLY GUARANTEED BY

TELECOM ITALIA S.p.A.

PURSUANT TO THE PROSPECTUS, DATED             , 2004, OF TELECOM ITALIA CAPITAL AND TELECOM ITALIA S.p.A. (THE “PROSPECTUS”).

To Our Clients:

We are enclosing herewith the Prospectus, dated             , 2004 (the “Prospectus”), of Telecom Italia Capital, a societe anonyme organized under the laws of Luxembourg (“TIC”), and Telecom Italia S.p.A., a joint stock company organized under the laws of the Republic of Italy (“TI”), and a related Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by TIC to exchange all of its outstanding Series A 4% Guaranteed Senior Notes due 2008—(Common Codes: 017953281 and 017953354; CUSIP Nos.: 87927VAB4 and T92762AB8; ISIN Nos.: US87927VAB45 and UST92762AB80) (the “Outstanding Series A Notes”), all of its outstanding Series B 5.25% Guaranteed Senior Notes due 2013—(Common Codes: 017953150 and 017953168; CUSIP Nos.: 87927VAA6 and T92762AA0; ISIN Nos.: US87927VAA61 and UST92762AA08) (the “Outstanding Series B Notes”), and all of its outstanding Series C 6.375% Guaranteed Senior Notes due 2033—(Common Codes: 017953427 and 017953435; CUSIP Nos. 87927VAC2 and T92762AC6; ISIN Nos. US87927VAC28 and UST92762AC63) (the “Outstanding Series C Notes” and together with the Outstanding Series A Notes and Outstanding Series B Notes, the “Outstanding Notes”) for a like aggregate principal amount of Series A 4% Guaranteed Senior Notes due 2008, Series B 5.25% Guaranteed Senior Notes due 2013 and Series C 6.375% Guaranteed Senior Notes due 2033 that, in each case, have been registered under the Securities Act (“Exchange Notes”), upon the terms and subject to the conditions set forth in the Exchange Offer.

Please note that the Exchange Offer will expire at 5:00 p.m., New York City time, on             , 2004 unless it is extended.

The Exchange Offer is not conditioned upon any minimum number of Outstanding Notes being tendered.

We are the holder of record and/or participant in the book-entry transfer facility of Outstanding Notes held by us for your account. A tender of such Outstanding Notes can be made only by us as such record holder or participant and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Outstanding Notes held by us for your account.

We request instructions as to whether you wish to tender any or all of the Outstanding Notes held by us for your account pursuant to the terms and conditions of the Exchange Offer. To do so, please complete and return to us the Letter of Instruction to Registered Holder and/or Participant or Account Holder in the Depository Trust Company, Euroclear or Clearstream enclosed herewith. We also request that you confirm that we may on your behalf make the representations contained in the Letter of Transmittal.

Pursuant to the Letter of Transmittal, each holder of Outstanding Notes will represent to the TI and TIC that (i) any Exchange Notes received by such holder pursuant to the Exchange Offer are being acquired in the ordinary course of its business, (ii) such holder has no arrangements or understanding with any person to participate in the distribution of the Exchange Notes within the meaning of the Securities Act, (iii) such holder is not an “affiliate,” as defined in Rule 405 of the Securities Act, of TIC or TI, or if it is an affiliate, in connection with any resale of the Exchange Notes such holder would comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (iv) if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes and (v) if such holder is a broker-dealer, it will receive Exchange Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes. By acknowledging that it will deliver and by delivering a prospectus meeting the requirements of the Securities Act in connection with any resale of such Exchange Notes, the holder will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Very truly yours,

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